Exhibit 23(a)(2)(b)

SCHEDULE A

SERIES AND CLASSES

As of July 28, 2006

Series	Classes
AARP Aggressive Fund	None

AARP Conservative Fund	None

AARP Moderate Fund	None

AARP Money Market Fund	None

AARP Income Fund	None